Exhibit 99.1

             Atlantic Coast Federal Corporation Increases
             Quarterly Dividend to $0.14 Per Common Share

    WAYCROSS, Ga.--(BUSINESS WIRE)--June 29, 2007--Atlantic Coast Federal Corporation (NASDAQ: ACFC), the holding company for Atlantic Coast Bank, today announced that its Board of Directors has voted to increase the Company's regular quarterly cash dividend rate on common stock to $0.14 per share. This new rate represents a $0.01 increase from the preceding quarter and goes into effect with the next dividend that will be paid on July 30, 2007, to all stockholders of record as of July 13, 2007.

    Atlantic Coast Federal, MHC, which holds 8,728,500 shares or approximately 64% of the Company's total outstanding stock, will waive receipt of the dividend on its shares.

    Commenting on the announcement, Robert J. Larison, Jr., President and Chief Executive Officer, said, "We are pleased to be in a position to raise our cash payout to stockholders, continuing with our efforts to enhance long-term shareholder value. The Board's action to increase the cash dividend marks the ninth consecutive quarterly increase in our dividend rate since we commenced these payments in early 2005."

    Atlantic Coast Federal Corporation is the holding company for Atlantic Coast Bank, a federally chartered and insured stock savings association that was organized in 1939 as a credit union to serve the employees of the Atlantic Coast Line Railroad. In November 2000, the credit union converted its charter from a federal credit union to a federal mutual savings association and, in January 2003, Atlantic Coast Federal Corporation was formed as the holding company.

    The Company completed its initial public stock offering in October 2004. On May 7, 2007, the Company announced its intention to convert from the mutual holding company form of ownership to the full stock form of ownership. Investors may obtain additional information about Atlantic Coast Federal Corporation on the Internet at www.AtlanticCoastBank.net, under the Investor Information section.

    Atlantic Coast Bank, with approximately $886 million in assets as of March 31, 2007, is a community-oriented financial institution. It serves southeastern Georgia and northeastern Florida through 14 offices, including a focus on the Jacksonville metropolitan area.

    This news release contains forward-looking statements within the meaning of the federal securities laws. Statements in this release that are not strictly historical are forward-looking and are based upon current expectations that may differ materially from actual results. These forward-looking statements, identified by words such as "will," "expected," "believe," and "prospects," involve risks and uncertainties that could cause actual results to differ materially from those anticipated by the statements made herein. These risks and uncertainties involve general economic trends and changes in interest rates, increased competition, changes in consumer demand for financial services, the possibility of unforeseen events affecting the industry generally, the uncertainties associated with newly developed or acquired operations, and market disruptions and other effects of terrorist activities. The Company undertakes no obligation to release revisions to these forward-looking statements publicly to reflect events or circumstances after the date hereof or to reflect the occurrence of unforeseen events, except as required to be reported under the rules and regulations of the Securities and Exchange Commission.


    CONTACT: For Atlantic Coast Federal Corporation
             Corporate Communications, Inc.
             Patrick J. Watson, 615-254-3376